Exhibit 99.1
SandRidge Mississippian Trust I Announces There Will Be No Quarterly Distribution in August 2020
SANDRIDGE MISSISSIPPIAN TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
___________________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas July 23, 2020 — SANDRIDGE MISSISSIPPIAN TRUST I (OTC: SDTTU) today announced that there will be no distribution paid for the three-month period ended June 30, 2020 (which primarily relates to production attributable to the Trust’s interests from March 1, 2020 to May 31, 2020) as costs, charges and expenses attributable to the properties in which the Trust holds royalty interests (the “Underlying Properties”) exceeded the revenue received from the sale of oil, natural gas and other hydrocarbons produced from such properties, as reported by SandRidge Energy, Inc. (“SandRidge”).

During the three-month production period ended May 31, 2020, average oil, natural gas and natural gas liquids (“NGL”) prices decreased significantly compared to the three-month period ended February 29, 2020. Combined sales volumes slightly decreased compared to the previous period. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

As previously disclosed, there is a potential for an early termination of the Trust. Based on SandRidge’s estimates for the next twelve months regarding projected production from the Underlying Properties and estimated pricing based on futures prices as of June 30, 2020 readily available in the public market adjusted for differentials, cash available for distribution for the four consecutive quarters ending September 30, 2020, on a cumulative basis, may fall below $1.0 million, which would require the Trust to commence termination shortly after the quarterly cash distribution is made in November 2020. If that early termination event occurs, the Trustee will be required to sell all of the Trust’s remaining assets and liquidate the Trust.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Garfield, Grant and Woods counties in Oklahoma and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices, and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except average prices and per unit amount):

Sales Volumes
Oil (MBbl)	7
NGL (MBbl)	21
Natural Gas (MMcf)	221
Combined (MBoe)	64
Average Price
Oil (per Bbl)	$21.38
NGL (per Bbl)	$4.94
Natural Gas (per Mcf)	$1.08
Natural Gas (per Mcf) including impact of post-production expenses	$0.32
Revenues	$483
Expenses	570
Distributable income	(87)
Additional cash reserve	$—
Distributable income available to unitholders	$—
Distributable income per unit (28,000,000 units issued and outstanding)	$—

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons ("ECI") should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust I to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the "TCJA") enacted in December 2017 treats a non-U.S. holder's gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publicly traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, and the timing of the potential early termination of the Trust. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which have declined sharply since the beginning of 2020 in response to the economic effects of the COVID-19 pandemic and the announcement in March 2020 of planned production increases by Saudi Arabia and could remain low for an extended period of time or decline further. Continued low oil, NGL and natural gas prices will reduce revenues to the Trust, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses, and the effect, impact, potential duration or other implications of the COVID-19 pandemic. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust I is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the Trust’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555